Exhibit 10.42

July 15, 2003

Mr. Edward L. Buksas

3236 Hanover Drive

Milford, MI 48380

Personal & Confidential

Revision sent via e-mail ebuksas@aol.com

Dear Ed,

On behalf of our client, SRI/Surgical Express (“SRI”), I am pleased to present you with a formal offer to become the Vice President, Operations & Supply Chain Management reporting directly to Joe Largey, President & CEO. Joe, Charlie and Wayne are confident that your experience, knowledge of the industry and your reputation for building superior operating teams will accelerate SRI’s growth expectations. They are looking forward to having you as a member of their senior executive team as they rapidly grow this company towards a billion dollars over the upcoming years.

Compensation

Effective on your proposed start date of August 4, 2003, you will be paid a base salary of $176,000, and will also be eligible for a bonus equal to up to 30% of your base salary (Note: your first year bonus potential would be prorated per your start date). Bonuses are paid at the end of the first quarter following a completed fiscal year, which for SRI is also the calendar year (January – December). Your bonus will be based upon personal and corporate objectives that will be determined each year.

You will also be paid a $10,000 signing bonus payable upon relocation of your primary residence to the Tampa, Florida area.

Stock Options

As a member of the senior management team, you will also receive an initial grant of 35,000 stock options. These options will vest over five years at 20% per year. Under

Office 904.280.0035 • Fax 904.280.0171 • 1520 Sawgrass Village, Suite 174 • Ponte Vedra Beach, Florida 32082

Ed Buksas – Offer Letter

in severance compensation. Severance compensation will be paid in accordance with standard payroll procedures.

Ed, I hope that you find this offer letter meets your expectations. If so, please sign the letter below and send me a copy at your earliest convenience. I am sure that you understand the critical nature of this position and the need for SRI to move expeditiously. Therefore, if this offer is not accepted by 5:00 PM EST on July 16, 2003, it will expire.

If you have any questions or require further explanation regarding the contents of this offer letter, please contact me directly. Congratulations once again for earning this invitation to join SRI. We look forward to hearing your response soon.

Sincerely,

/s/ Kathleen H. Fehling
Kathleen H. Fehling, President K. Fehling & Associates	Accepted and agreed to this 17th day of July, 2003.

By:	/s/ Edward L. Buksas
Edward L. Buksas

Office 904.280.0035 • Fax 904.280.0171 • 1520 Sawgrass Village, Suite 174 • Ponte Vedra Beach, Florida 32082